Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2017 SECOND QUARTER
FINANCIAL RESULTS

•Largest quarter-end backlog in Company history
•Continued improved gross margins and operating results
•Significant $9 million in orders from major global potato processor

WALLA WALLA, Wash., April 27, 2017 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2017 second quarter, ended March 31, 2017.

Second Quarter Overview
Net sales for the three months ended March 31, 2017 totaled $27.4 million, compared to $28.5 million recorded in the corresponding quarter last year. The Company reported a net loss for the quarter of $216,000, or $0.03 per diluted share, compared to a net loss of $550,000, or $0.09 per diluted share, in the same period a year ago.

The gross profit for the second quarter of fiscal 2017 was $9.1 million, compared to $8.5 million in the corresponding period last year. As a percentage of net sales, gross profit was 33.2% and 29.7% in the second quarter of fiscal 2017 and 2016, respectively. Operating expenses for the quarter ended March 31, 2017 were $9.2 million, or 33.5% of net sales, compared to $9.1 million, or 31.9% of net sales, in the same quarter last year.

Six Month Year-to-Date Overview
Net sales for the six months ended March 31, 2017 were $54.7 million, compared with $53.3 million for the comparable period in fiscal 2016. The Company reported a net loss for the fiscal 2017 six-month period of $200,000, or $0.03 per diluted share, compared to a net loss of $2.2 million, or $0.36 per diluted share, for the corresponding six-month period in fiscal 2016.

For the six-month period ended March 31, 2017, gross profit was $18.3 million, compared to $15.4 million for the same six-month period of fiscal 2016, or 33.5% and 29.0% of net sales, respectively. Operating expenses for the six-month period ended March 31, 2017 were $18.3 million, or 33.4% of net sales, compared to $18.5 million, or 34.7% of net sales, for the corresponding period of fiscal 2016.

Jack Ehren, President and CEO stated, “For the 2017 second fiscal quarter and year-to-date, we achieved significantly higher gross margins and improved operating results compared to the same periods in the prior fiscal year, with very similar net sales levels. Net sales for the second quarter of fiscal 2017 were slightly lower than our expectations resulting from shipments and installations that, due to customer-requested schedule changes, were delayed until after the end of the second quarter.”

Orders and Backlog
Key's backlog at the end of the second quarter of fiscal 2017 was $54.4 million, compared to $38.0 million one year ago. New orders received during the second quarter were $35.8 million, compared to $29.2 million in the corresponding period last year. New orders for the six months ended March 31, 2017 were $68.3 million, compared to $60.3 million for the corresponding period in fiscal 2016.

Ehren commented, “Our orders were the second highest of any second quarter order level, and we have now delivered eight consecutive quarters of year-over-year quarterly order growth. Our ending backlog of $54.4 million, up 43% over the prior year’s second quarter ending backlog, is the largest quarter-end backlog in our Company’s history.”

Ehren further commented, “We have continued to build on the prior fiscal year’s record order levels in the EMEIA region, with second quarter and year-to-date EMEIA orders in Euro’s increasing by 70% and 61%, respectively, over the same periods in the prior fiscal year. The last three quarters have been our largest three individual EMEIA bookings quarters ever. The second quarter again included a number of strategic wins for our new VERYX platform and other Key solutions in both North America and EMEIA, including significant orders associated with a large plant expansion in EMEIA by a major global potato processor. Additional large orders for this same expansion project were received in our 2017 third fiscal quarter, resulting in total orders for this project of approximately $9 million.”

Conclusion
Ehren concluded, “Our record backlog at the end of the second fiscal quarter positions Key well for the second half of fiscal 2017. We anticipate that net sales in the third quarter of fiscal 2017 will be significantly higher than the net sales recorded in the third quarter of fiscal 2016. In addition, we continue to see significant opportunities for our industry-leading solutions in all of our core markets globally. We continue to focus on the execution of our long-term strategy and the generation of attractive returns for the Company and our shareholders.”

Conference Call
The Company's conference call related to the fiscal 2017 second quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, April 27, 2017.

To access the call and audio webcast:

Phone --	Q&A participation:
Toll-Free: 877-341-5668 International: 224-357-2205
Internet --	Audio webcast:
http://edge.media-server.com/m/p/k5mpgvyq
Replay --	Available through Thursday, May 11, 2017
http://edge.media-server.com/m/p/k5mpgvyq

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; and in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive, governmental, and other risks and uncertainties. These risks and uncertainties include, among other things: factors that could increase our cost of operations and reduce gross margins and profitability, including expanding into new markets, undertaking complex projects and applications, increasing research and development expenses, and offering increasingly integrated products; acquisitions that may harm our operating results; failure of our existing and new products to compete successfully, which could result in the loss of market share and a decrease in our sales and profits; significant investments in unsuccessful research and development efforts; industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Senior Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016

Net sales	$27,355	$28,510	$54,718	$53,313
Cost of sales	18,272	20,041	36,405	37,864
Gross profit	9,083	8,469	18,313	15,449
Operating expenses:
Sales and marketing	4,506	4,089	8,824	8,159
Research and development	2,527	2,913	5,021	5,192
General and administrative	1,919	1,795	4,011	4,480
Amortization of intangibles	215	303	442	652
Total operating expenses	9,167	9,100	18,298	18,483
Gain (loss) on disposition of assets	1	(10)	3	(2)
Loss from operations	(83)	(641)	18	(3,036)
Other income (expense)	(244)	(192)	(322)	(530)
Loss before income taxes	(327)	(833)	(304)	(3,566)
Income tax benefit	(111)	(283)	(104)	(1,318)
Net loss	$(216)	$(550)	$(200)	$(2,248)
Net loss per share
- basic	$(0.03)	$(0.09)	$(0.03)	$(0.36)
- diluted	$(0.03)	$(0.09)	$(0.03)	$(0.36)

Shares used in per share calculations - basic	6,442	6,297	6,408	6,279
Shares used in per share calculations - diluted	6,442	6,297	6,408	6,279

Key Technology, Inc. and Subsidiaries
Balance Sheet Information
(Unaudited, in thousands)

	March 31, 2017	September 30, 2016
Cash and cash equivalents	$8,532	$10,491
Trade accounts receivable, net	14,901	14,024
Inventories	40,356	30,687
Deferred income taxes	3,892	3,934
Prepaid expenses and other assets	4,553	3,285
Total current assets	72,234	62,421
Property, plant and equipment, net	13,119	13,789
Deferred income taxes	3,232	3,001
Goodwill	9,875	10,277
Investment in Proditec	1,127	1,127
Intangibles and other assets, net	4,612	5,369
Total assets	$104,199	$95,984

Accounts payable	$10,318	$7,381
Accrued payroll liabilities and commissions	5,344	4,932
Customers' deposits	15,484	9,139
Accrued customer support and warranty costs	1,990	2,197
Customer purchase plans	884	1,124
Current portion of long-term debt	467	587
Other accrued liabilities	1,142	956
Total current liabilities	35,629	26,316
Long-term debt	4,358	4,565
Deferred income taxes	1,508	1,761
Other long-term liabilities	267	348
Shareholders' equity:
Common stock	34,512	34,237
Retained earnings and other shareholders' equity	27,925	28,757
Total shareholders' equity	62,437	62,994
Total liabilities and shareholder's equity	$104,199	$95,984

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